SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the Registrant [ X ]

Filed by a party other than the Registrant [   ]

Check the appropriate box:

[   ]    Preliminary Proxy Statement
[   ]    Confidential, for Use of the Commission Only (as permitted by
         Rule 14a-6(e)(2))
[ X ]    Definitive Proxy Statement
[   ]    Definitive Additional Materials
[   ]    Soliciting Material Pursuant toss.240.14a-11(c) orss.240.14a-12

                             SmartServ Online, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

               Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

     1) Title of each class of securities to which transaction applies: Common Stock, par value $.01 per share

     2)   Aggregate   number  of  securities  to  which   transaction   applies:
          _____________.

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): $ _______.

     4)   Proposed maximum aggregate value of transaction: $____________________

     5)   Total fee paid: $____________.

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
     2) Form, Schedule or Registration Statement No.:
     3) Filing Party:
     4) Date Filed:

                             SMARTSERV ONLINE, INC.
                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS




                         To be Held on November 5, 2003




To the Stockholders of SmartServ Online, Inc.:



         NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Special Meeting") of SmartServ Online, Inc., a Delaware corporation (the "Company"), will be held at 9:00 A.M., local time, on November 5, 2003, at the offices of Jenkens & Gilchrist Parker Chapin LLP, The Chrysler Building, 405 Lexington Avenue, New York, New York 10174 for the following purpose:



         1. To authorize an amendment to the Company's Amended and Restated Certificate of Incorporation to effect a one-for-six reverse stock split of the Company's common stock.


         The Board of Directors has fixed the close of business on September 19, 2003 as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements thereof. Only holders of record at the close of business on the Record Date are entitled to notice of, and to vote at, the Special Meeting or any adjournments or postponements thereof.



                                        By Order of the Board of Directors


                                        Richard D. Kerschner
                                        Secretary




Stamford, Connecticut
October 3, 2003

                         SPECIAL MEETING OF STOCKHOLDERS
                                       OF
                             SMARTSERV ONLINE, INC.

                             ----------------------

                                 PROXY STATEMENT

                             ----------------------




         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of SmartServ Online, Inc., a Delaware corporation (the "Company"), of proxies from the holders of the Company's common stock, par value $.01 per share (the "Common Stock"), for use in voting at a Special Meeting of Stockholders (the "Special Meeting") of the Company to be held on November 5, 2003, at 9:00 A.M., local time, at the offices of Jenkens & Gilchrist Parker Chapin LLP, The Chrysler Building, 405 Lexington Avenue, New York, New York 10174, and at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Special Meeting.

         The approximate mailing date of this Proxy Statement is October 3, 2003.


         The cost of preparing, assembling, printing, mailing and distributing the Notice of Special Meeting, this Proxy Statement and the proxies is to be borne by the Company. The Company has engaged D.F. King & Co., Inc., 77 Water Street, New York, New York 10005, to assist in the distribution of proxy solicitation materials and the solicitation of votes. For its services, D.F. King & Co., Inc. will receive a fee of $6,000.00, plus reimbursement of certain out-of-pocket expenses. The Company may reimburse brokers, banks and other custodians, nominees and fiduciaries who are holders of record of the Company's Common Stock, for their reasonable out-of-pocket expenses in forwarding proxy solicitation materials to the beneficial owners of shares of Common Stock. In addition to the use of the mail, proxies may be solicited without extra compensation by directors, officers, employees and agents of the Company by personal interview, telephone, e-mail, telegram or other means of electronic communication.

         The Company does not anticipate that a representative of the Company's independent auditors will attend the Special Meeting. The Company expects a representative of its independent auditors to attend the Company's 2003 Annual Meeting of Stockholders. However, if a representative does attend the Special Meeting, he or she would be given the opportunity to make a statement, if the representative desired to do so, and to respond to appropriate questions.

         It is extremely important that your shares are represented at the Special Meeting, and, therefore, all stockholders are cordially invited to attend the Special Meeting. However, whether or not you plan to attend the Special Meeting, you are urged to, as promptly as possible, mark, sign and date the enclosed form of proxy, which requires no postage if mailed in the United States. If you hold shares directly in your name and attend the Special Meeting, you may vote your shares in person, even if you previously submitted a proxy card. Your proxy may be revoked at any time before it is voted by submitting a written revocation or a proxy bearing a later date to the Secretary of the Company, or by attending and voting in person at the Special Meeting. If you hold your shares in "street name" you may revoke or change your vote by submitting new instructions to your broker or nominee.


         The Company's principal executive offices are located at 2250 Butler Pike, Suite 150, Plymouth Meeting, Pennsylvania 19462, and its telephone number is (610) 397-0689. The Company's web-site is http://www.smartserv.com.

                             PURPOSE OF THE MEETING

         At the Special Meeting, the Company's stockholders will consider and vote upon the following proposal (the "Proposal"): The approval of an amendment to the Company's Amended and Restated Certificate of Incorporation to effect a one-for-six reverse stock split of the Common Stock.


         Unless contrary instructions are indicated on the enclosed proxy, all shares represented by valid proxies received pursuant to this solicitation (and which have not been revoked in accordance with the procedures set forth above) will be voted in favor of the Proposal. In the event a stockholder specifies a different choice by means of the enclosed proxy, his shares will be voted in accordance with the specification so made.


                 OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS


         The close of business on September 19, 2003 has been fixed by the Board of Directors as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements thereof. As of the Record Date there were 13,567,799 shares of Common Stock of the Company issued and outstanding. Each share of Common Stock outstanding on the Record Date will be entitled to one vote on each matter to come before the Special Meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of the Company's Common Stock is required to constitute a quorum for the transaction of business at the Special Meeting. Proxies submitted which contain abstentions or broker non-votes will be deemed present at the Special Meeting for the purpose of determining the presence of a quorum.


         The affirmative vote of a majority of the issued and outstanding shares of Common Stock will be required for approval of the Proposal. Shares abstaining with respect to the Proposal will be considered as votes represented, entitled to vote, and cast with respect thereto. Shares subject to broker non-votes with respect to the Proposal are not considered shares entitled to vote with respect to that matter. However, because an affirmative vote of a majority of the shares of Common Stock outstanding is required to approve the Proposal, abstentions and broker non-votes will have the same effect as a vote "against" the Proposal.

                               SECURITY OWNERSHIP



         The following table sets forth, as of September 19, 2003, certain information with respect to the beneficial ownership of the Common Stock by (i) each person known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each executive officer of the Company and (iv) all executive officers and directors of the Company as a group. Except as otherwise indicated, each person listed below has sole voting and investment power with respect to the shares of Common Stock set forth opposite such person's name.



               Name and Address of                  Amount and Nature of               Percent of
              Beneficial Owner (1)                Beneficial Ownership (2)       Outstanding Shares (3)
    ------------------------------------------ -------------------------------- --------------------------


    Global Capital Funding, L.P.                         5,439,696 (4)                   28.62%
    106 Colony Park Drive
    Suite 900
    Cumming, Georgia 30040

    Spencer Trask Ventures, Inc.                         3,709,085(5)                    22.90%
    535 Madison Avenue
    New York, New York 10021

    Steven Rosner                                        1,257,687 (6)                    8.93%
    1220 Mirabeau Lane
    Gladwyn, Pennsylvania 19035

    TecCapital, Ltd.                                     1,115,746                        8.22%
    Cedar House
    41 Cedar Avenue
    Hamilton, HM 12, Bermuda

    Sebastian E. Cassetta                                  711,590(7)                     5.20%
    415 Mine Hill Road
    Fairfield, CT 06824

    Mario F. Rossi                                         343,830(8)                     2.52%

    Thomas W. Haller                                       162,860(9)                     1.19%

    Richard Kerschner                                      124,444(10)                      *

    L. Scott Perry                                          60,833(11)                      *

    Catherine Cassel Talmadge                               45,816(12)                      *

    Charles R. Wood                                         34,000(13)                      *

    Robert H. Steele                                        30,000(14)                      *

    Robert Pons                                                  0                          *

    All executive officers and directors as
    a group (8 persons)                                    801,783(15)                    5.69%


 --------------------
    *    Less than 1%

   (1) Under the rules of the SEC, addresses are only given for holders of 5% or more of the outstanding common stock of the Company who are not officers or directors of the Company.
   (2) Under the rules of the SEC, a person is deemed to be the beneficial owner of a security if such person has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities if that person has the right to acquire beneficial ownership within 60 days of the date hereof. Except as otherwise indicated the named entities or individuals have sole voting and investment power with respect to the shares of common stock beneficially owned.

   (3) Represents the number of shares of common stock beneficially owned as of September 19, 2003 by each named person or group, expressed as a percentage of the sum of all of (i) the shares of such class outstanding as of such date, and (ii) the number of shares not outstanding, but beneficially owned by such named person or group as of such date.
   (4) Includes 3,955,696 shares of common stock issuable upon conversion of notes and 1,484,000 shares of common stock issuable upon exercise of warrants.
   (5) Includes 478,522 shares of common stock issuable upon conversion of notes and 2,297,234 shares of common stock issuable upon exercise of warrants. If the Reverse Split is approved, by virtue of the agreement with the holders of Old Debentures described on page 6, the number of shares of common stock beneficially owned would increase to 8,014,938 shares and the percent to 39.09%.
   (6) Includes 509,849 shares of common stock subject to currently exercisable warrants.

   (7) Includes 127,500 shares of common stock subject to currently exercisable options. Also includes 2,051 shares held in trust for the benefit of Mr. Cassetta's wife and 13,800 shares of common stock held by his children.
   (8) Includes 83,000 shares of common stock subject to currently exercisable options.
   (9) Includes 162,194 shares of common stock subject to currently exercisable options.
   (10) Consists of 124,444 shares of common stock subject to currently exercisable options.
   (11) Includes 60,000 shares of common stock subject to currently exercisable options.
   (12) Includes 45,000 shares of common stock subject to currently exercisable options and 300 shares of common stock held for her daughter under the Uniform Gift to Minors Act.
   (13) Includes 20,000 shares of common stock subject to currently exercisable options.
   (14) Consists of 30,000 shares of common stock subject to currently exercisable options.
   (15) Includes 300 shares of common stock held for Ms. Talmadge's daughter under the Uniform Gift to Minors Act and 524,638 shares of common stock subject to currently exercisable options issued to all executive officers and directors.


        PROPOSAL: TO AUTHORIZE AN AMENDMENT TO THE COMPANY'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT

         The Company's Board of Directors has unanimously adopted resolutions proposing, declaring advisable and recommending that the stockholders of the Company approve an amendment to the Company's Amended and Restated Certificate of Incorporation (the "Amendment") to effect a one-for-six stock split (the "Reverse Split") and to provide for the payment of cash in lieu of fractional shares otherwise issuable in connection with the Reverse Split. There will be no change in the number of the Company's authorized shares of Common Stock and no change in the par value of the Common Stock.

         If the Proposal is approved, the Board of Directors will have the authority, without further stockholder approval, to effect the Reverse Split, pursuant to which each of the Company's presently outstanding shares (the "Old Shares") of Common Stock would be exchanged for new shares (the "New Shares") of Common Stock at an exchange ratio of one-for-six. All of the Company's securities convertible into or exercisable for Common Stock will be exercisable or convertible at six times the price for one-sixth of the number of shares of Common Stock for or into which such security was previously exercisable or convertible. The Board of Directors would also have the authority to determine the exact timing of the Reverse Split, which may occur at any time on or prior to November 30, 2003, without further stockholder approval. The timing will be determined in the judgment of the Board of Directors, with the intention of the Reverse Split occurring prior to the issuance of securities of the Company as described below. See the information below under the caption "Purpose of the Reverse Split." The text of the proposed Amendment is set forth on Exhibit A to this Proxy Statement.


         The Board of Directors also reserves the right, notwithstanding stockholder approval and without further action by stockholders, to not proceed with the Reverse Split, if, at any time prior to filing the Amendment with the Secretary of State of the State of Delaware, the Board of Directors, in its sole discretion, determines that the Reverse Split is no longer in the best interests of the Company and its stockholders. The Board of Directors may consider a variety of factors in determining whether or not to implement the Reverse Split, including, but not limited to, business, transactional and financing developments and the Company's actual and projected financial performance.

         Except for changes resulting from the Company's purchase of fractional shares and the consummation of the contemplated financing described below, the Reverse Split will not change the proportionate equity interests of the Company's stockholders, nor will the respective voting rights and other rights of stockholders be altered. The Common Stock issued pursuant to the Reverse Split will remain fully paid and non-assessable. The Company will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934.

PURPOSES OF THE REVERSE SPLIT


         The Company's Board of Directors believes that the Company must raise additional capital in order to continue operations. In May, June and September 2003 the Company raised $2,100,000 by selling securities convertible for or exercisable into Common Stock. The Board of Directors believes, however, that the Company needs additional funding to continue its operations.


         The Board of Directors believes that it is necessary and desirable to increase the number of shares of Common Stock available for issuance in order to give the Company additional flexibility to raise equity capital and to ensure that the Company has a sufficient number of shares to issue upon the exercise of all options and warrants.

         The Company is in the process of preparing a private placement of its securities utilizing the services of an investment banking firm (the "Placement"). The Company and its investment banker have not finalized a placement agreement or the terms of the proposed Placement. The summaries set forth below reflect the Company's best estimate of the likely terms of the Placement.


         As currently contemplated by the Company, the Placement will be for the sale of up to $5,200,000 of units (the "Units"), each Unit consisting of a share of Series A convertible preferred stock (the "Preferred Stock"), convertible into shares of Common Stock, and warrants to purchase shares of common stock. The minimum amount that may be raised in the Placement is anticipated to be
$2,500,000. It is currently contemplated that each holder of Preferred Stock will: (1) be entitled to an annual dividend of 8% of the Unit purchase price, payable in cash or in shares of Common Stock at the end of each calendar quarter; (2) be entitled to receive dividends the Board of Directors declares on the Common Stock on an as-converted basis; (3) in the event of a liquidation, dissolution or winding up of the Company, a merger of the Company, or sale of substantially all the assets of the Company, (a) be entitled to receive an amount equal to the Unit purchase price and any accrued but unpaid dividends before any payment is made to the holders of Common Stock (the "Liquidation Preference"); and (b) after the Liquidation Preference has been paid, participate with the holders of Common Stock on an as-converted basis with respect to any assets remaining for distribution; (4) be entitled to convert the shares of Preferred Stock into shares of Common Stock; (5) be able to vote on an as-converted basis with the holders of the Common Stock as if they were a single class; (6) be entitled to vote as a class to elect two persons to serve on the Board of Directors of the Company, which currently consists of six persons; (7) be entitled to vote separately from the Common Stock as a class on certain matters affecting the Preferred Stock; and (8) have the right to participate on a pro-rata basis in future private offerings of Company securities.


         The Board of Directors reserves the right to modify the terms of the Placement, to not engage in the Placement or to engage in a different financing arrangement if it deems that it is in the best interests of the Company to do so. In addition, even if the Board of Directors determines that it is in the best interests of the Company to complete the Placement on the terms described below, there is no assurance that sufficient persons will invest in the Placement on such terms.


         At September 23, 2003 the Company had available for future issuance 5,940,939 shares of Common Stock. In September 2003 in order to obtain the consent of the holders of $1,500,000 principal amount of debentures (the "Old Debentures") issued by the Company in May and June 2003 to the issuance by the Company of an additional $600,000 of debentures (the "New Debentures"), the Company agreed to reduce the conversion price of the Old Debentures and the exercise price of warrants held by the holders of the Old Debentures (the "Old Warrants") to the conversion price of the New Debentures. The Old Debentures prohibited the Company from effecting an equity financing at a price per share less than the conversion price of the Old Debentures without the prior written consent of the holders of 51% of the principal balance of the Old Debentures then-outstanding. Because the decrease in the conversion price of the Old Debentures and in the exercise price of the Old Warrants would result in a reservation for issuance of an additional 12,012,319 shares of Common Stock and the issuance of 379,646 additional shares of Common Stock by virtue of anti-dilution provisions, which would exceed the number of shares available after sale of the New Debentures and the issuance of related warrants, the Company and the holders of the Old Debentures agreed that the reduction in the conversion price of the Old Debentures and the exercise price of the Old
Warrants would be conditioned upon approval by the stockholders of the Company of the Reverse Split.


         In the event that the Company were to raise $4,000,000 in the Placement and in the further event that shares of Preferred Stock were issued in the Placement and would be convertible into Common Stock of the Company at the current market price of the Common Stock, the Company would be required to reserve for issuance for such conversion approximately 12 million shares of Common Stock (on a pre-Reverse Split basis). The Company also anticipates that it would be required to issue warrants in the Placement. If the warrant coverage in the Placement were 200%, this could result in an additional approximately 24 million shares of Common Stock (on a pre-Reverse Split basis) issuable if all the warrants were exercised. If the Company were to raise less money or if the market price of the Common Stock of the Company were to increase, the number of shares needed would be less than that indicated above but still in all likelihood would be in excess of the shares of Common Stock currently available for future issuance. Thus, existing stockholders should expect significant dilution if the Company successfully completes any financing. However, as of the date of this Proxy Statement, no prospective investor has committed to invest in the Company on any specific terms or at all. Therefore, there can be no assurance that we will be able to raise money pursuant to the Placement or any other financing.

         This Proxy Statement is neither an offer to sell nor a solicitation of an offer to buy any securities of the Company. The securities referred to herein have not been, and prior to their issuance will not be, registered for sale by the Company under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold absent a registration under the Securities Act of 1933, as amended, and in accordance with state securities laws or an exemption from the registration requirements thereof. Only accredited investors, as defined in the Securities Act of 1933, as amended, may purchase securities pursuant to the Placement.

         Although the Company's Board of Directors could have asked the stockholders to approve an amendment to the Company's Amended and Restated Certificate of Incorporation to increase the number of shares of Common Stock authorized for issuance, such action would result in an increase in franchise taxes and listing fees, if in the future the Common Stock is listed on Nasdaq or a securities exchange, payable by the Company. Therefore, the Company's Board of Directors believes that the Reverse Split is preferable to an increase in the number of authorized shares of Common Stock.

         Although the Company has no present plans to engage in any other transaction that would involve the issuance of shares of Common Stock or securities convertible into, or exchangeable for shares of Common Stock, it is possible that if the Placement were not to be effected or if it yields proceeds which are insufficient for the Company's expected needs, the Company might thereafter seek alternative types of transactions which might include a business combination with a third party.


CONSEQUENCES OF NON-APPROVAL OF THE PROPOSAL

         If the Proposal is not approved, the Company believes that it would be unable to raise capital through equity financings. Given the Company's current financial condition, any delay in the raising of money would be materially detrimental to the Company's prospects and is likely to cause the Company to cease operations and either declare bankruptcy or dissolve.


CERTAIN EFFECTS OF THE REVERSE SPLIT

        The following table illustrates the principal effects of the Reverse Split on the Company's Common Stock:


                                          PRIOR TO THE                 SUBSEQUENT TO THE
NUMBER OF SHARES                         REVERSE SPLIT(1)              REVERSE SPLIT (2)


Authorized                                 40,000,000                     40,000,000

Outstanding                                13,567,799                      2,324,574

Reserved for Issuance Pursuant
to Options, Warrants and other
Convertible Securities                     20,491,262                      5,417,263

Available for Future Issuance               5,940,939                     32,258,162
-----------------------------

----------
(1)  At September 23, 2003.

(2) Gives effect to the Reverse Split as if it occurred on the Record Date, subject to adjustment resulting from the repurchase by the Company of fractional shares. Also gives effect to the increase in outstanding shares and in shares reserved for issuance based on the agreement with the holders of Old Debentures described on the preceding page.

         Stockholders should recognize that if the Reverse Split is effectuated they will own a number of shares of Common Stock equal to the number of shares owned immediately prior to the filing of the Amendment divided by six (before adjustment for fractional shares, as described below). Since the number of authorized shares of the Company's Common Stock will not change but the number of outstanding shares of Common Stock would be decreased by virtue of the Reverse Split, the number of shares of Common Stock remaining available for issuance by the Company would increase. If all of such authorized but unissued shares of Common Stock would be issued, holders of outstanding shares of Common Stock would experience a dilution which would result in their owning approximately 6% of the outstanding Common Stock. Since the Board of Directors, however, has no present intention to issue all of the shares of Common Stock available for issuance, the effective rate of dilution would be less. See "Purposes of the Reverse Split" above. While the Company expects that the Reverse Split will result in an increase in the market price of the Common Stock, there can be no assurance that it will result in the permanent increase in the market price. Also, should the market price of the Common Stock decline, the percentage decline may be greater than would occur in the absence of a Reverse Split. Furthermore, the possibility exists that liquidity of the Common Stock could be adversely affected by the reduced number of shares that would be outstanding after the Reverse Split. The Reverse Split will also increase the number of stockholders of the Company who own odd-lots (less than 100 shares is considered an odd-lot). Stockholders who hold odd-lots typically will experience an increase in the cost of selling their shares, as well as greater difficulty in effecting such sales.


PROCEDURE FOR EFFECTING REVERSE SPLIT AND EXCHANGE OF STOCK CERTIFICATES

         If the Proposal is approved by the Company's stockholders, and if the Board of Directors still believes that the Reverse Split is in the best interests of the Company and its stockholders, the Company will file the Amendment with the Secretary of State of the State of Delaware at such time as the Board has determined the appropriate effective time for the Reverse Split. The Board may delay effecting the Reverse Split until November 30, 2003 without resoliciting stockholder approval. The Reverse Split will become effective on the date of filing the Amendment (the "Effective Date"). Beginning on the Effective Date, each certificate representing Old Shares will be deemed for all corporate purposes to evidence ownership of New Shares.


         Promptly after the Effective Date, stockholders will be notified that the Reverse Split has been effected. The Company's transfer agent, Continental Stock Transfer and Trust Company, will act as exchange agent (the "Exchange Agent") for purposes of implementing the exchange of stock certificates. Holders of Old Shares will be asked to surrender to the Exchange Agent certificates representing Old Shares in exchange for certificates representing New Shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by the Company. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder's outstanding certificate(s) together with the properly completed and executed letter of transmittal to the Exchange Agent. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL REQUESTED TO DO SO.

FRACTIONAL SHARES

         No scrip or certificates for fractional shares of Common Stock will be issued in connection with the Reverse Split. Stockholders who otherwise would be entitled to receive fractional shares will be entitled, upon surrender to the Exchange Agent of certificates representing such shares, to a cash payment in lieu thereof at a price equal to the fraction to which the stockholder would otherwise be entitled multiplied by the closing price of the Common Stock as reported in The Wall Street Journal on the last trading day prior to the Effective Date (or if such price is not available, the average of the last bid and ask prices of the Common Stock on such day or other price determined by the Board of Directors). The ownership of a fractional interest will not give the holder thereof any voting, dividend or other rights except to receive payment therefor as described herein.

         Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where the Company is domiciled and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the Effective Date may be required to be paid to the designated agent for each such jurisdiction, unless correspondence has been received by the Company or the Exchange Agent concerning ownership of such funds within the time permitted in such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds will have to seek to obtain them directly from the state to which they were paid.

NO DISSENTER'S RIGHTS

         Under Delaware law, stockholders are not entitled to dissenter's rights with respect to the proposed Amendment or the Reverse Split.


FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE SPLIT

         The following is a summary of certain material federal income tax consequences of the Reverse Split, and does not purport to be complete. It does not discuss any state, local, foreign or minimum income or certain other U.S. federal tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the Old Shares were, and the New Shares will be, held as a "capital asset," as defined in the Internal Revenue Code of 1986, as amended (generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. EACH STOCKHOLDER SHOULD CONSULT WITH SUCH STOCKHOLDER'S OWN TAX ADVISOR WITH RESPECT TO THE CONSEQUENCES OF THE REVERSE SPLIT.

         No gain or loss should be recognized by a stockholder of the Company upon such stockholder's exchange of Old Shares for New Shares pursuant to the Reverse Split (except to the extent of any cash received in lieu of a fraction of a New Share). Cash payments in lieu of a fractional New Share should be treated as if the fractional share were issued to the stockholder and then redeemed by the Company for cash pursuant to Section 302 of the Internal Revenue Code of 1986, as amended. A Company stockholder receiving such payment should recognize gain or loss equal to the difference, if any, between the amount of cash received and the stockholder's basis in the fractional share (determined as provided below). Such gain or loss will be capital gain or loss if the payment of cash in lieu of the fractional share is undertaken solely for the purpose of saving the Company the expense and inconvenience of issuing and transferring fractional shares, is not separately bargained for consideration and the payment is "not essentially equivalent to a dividend" with respect to the stockholder under the federal income tax law. For this purpose, a payment is not essentially equivalent to a dividend if it results in a "meaningful reduction" in the stockholder's percentage interest in the Company, taking into account the constructive ownership rules and redemptions of fractional shares from all the stockholders. The Internal Revenue Service has ruled publicly that any reduction in the percentage interest of a small minority stockholder in a publicly-held corporation who exercises no control over corporate affairs should constitute a meaningful reduction.

         The aggregate tax basis of the New Shares received in the Reverse Split (including any fraction of a New Share deemed to have been received) will be the same as the stockholder's aggregate tax basis in the Old Shares exchanged therefor. The stockholder's holding period for the New Shares will include the period during which the stockholder held the Old Shares surrendered in the Reverse Split.

REQUIRED VOTE

         Approval of the Amendment to the Company's Amended and Restated Certificate of Incorporation to effect a one-for-six reverse stock split requires the affirmative vote of the holders of the majority of the shares of Common Stock issued, outstanding and entitled to vote on the Proposal. The Board of Directors recommends a vote "FOR" approval of the Proposal.


                                 OTHER BUSINESS

         The Board of Directors has no other business to be brought before the Special Meeting. No other business may properly come before the Special Meeting.


                  INFORMATION CONCERNING STOCKHOLDER PROPOSALS


         The Company intends to hold its 2003 Annual Meeting on or about February 20, 2004. Therefore, stockholder proposals intended to be presented at the Company's 2003 Annual Meeting must be received by the Company for inclusion in the Company's proxy statement relating to that meeting not later than October 23, 2003 (based on an approximate mailing date of January 20, 2004. Such proposals should be addressed to Corporate Secretary, SmartServ Online, Inc., 2250 Butler Pike, Suite 150, Plymouth Meeting, Pennsylvania 19462. Notices of stockholder proposals submitted outside the processes of Rule 14a-8 of the Exchange Act (relating to proposals to be presented at the meeting but not included in the Company's proxy statement and form of proxy), will be considered untimely, and thus the Company's proxy may confer discretionary voting authority on the persons named in the proxy with regard to such proposals, if received after December 5, 2003 (based on an approximate mailing date of January 20, 2004). The Company will inform the Company's stockholders if the date of the 2003 Annual Meeting varies significantly from the date indicated above.



                                              By Order Of the Board of Directors


                                              Richard D. Kerschner
                                              Secretary


Stamford, Connecticut
October 3, 2003

                                    Exhibit A
                                    ---------

The amended and restated certificate of incorporation of the Company, as amended to date, is to be further amended by adding the following paragraph immediately after the second paragraph of ARTICLE FOUR thereof:


        "Effective upon the filing of this Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Corporation, every six (6) shares of Common Stock, $.01 par value per share, of the Corporation issued and outstanding or held in the treasury of the Corporation automatically shall be combined into one (1) share of Common Stock of the Corporation. There shall be no fractional shares issued. Each holder of shares of Common Stock who otherwise would be entitled to receive a fractional share shall be entitled to receive a cash payment in lieu thereof at a price equal to the fraction to which such holder would otherwise be entitled to receive multiplied by the closing price of Common Stock as reported in The Wall Street Journal on the last trading day prior to the filing of this Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Corporation, or, if such price is not available, the average of the last bid and asked prices of the Common Stock on such day, or such other price as may be determined by the Board of Directors of the Corporation."

                                   PROXY CARD

PROXY                                                                      PROXY

                             SMARTSERV ONLINE, INC.
                 (Solicited on behalf of the Board of Directors)



         The undersigned holder of Common Stock of SMARTSERV ONLINE, INC., revoking all proxies heretofore given, hereby constitutes and appoints Thomas W. Haller, Chief Financial Officer of the Company, and Richard D. Kerschner, General Counsel of the Company, and each of them, Proxies, with full power of substitution for the undersigned and in the name, place and stead of the undersigned, to vote all of the undersigned's shares of said stock, according to the number of votes and with all the powers the undersigned would possess if personally present at the 2003 Special Meeting of Stockholders of SMARTSERV ONLINE, INC., to be held at the at the offices of Jenkens & Gilchrist Parker Chapin LLP, The Chrysler Building, 405 Lexington Avenue, New York, New York, 10174 on November 5, 2003 at 9:00 A.M., Eastern Standard Time, and at any adjournments or postponements thereof.



         The undersigned hereby acknowledges receipt of the Notice of Meeting and Proxy Statement relating to the meeting and hereby revokes any proxy or proxies heretofore given.

         Each properly executed Proxy will be voted in accordance with the specifications made below. Where no choice is specified, this Proxy will be voted FOR approval of the amendment to the Company's Amended and Restated Certificate of Incorporation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE COMPANY'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION.


1. Approval of the amendment to the   [ ] FOR [ ] AGAINST [ ] WITHHOLD AUTHORITY
Company's   Amended  and   Restated
Certificate  of   Incorporation  to
effect a one-for-six reverse stock
split.




                              PLEASE MARK, DATE AND
                      SIGN THIS PROXY ON THE REVERSE SIDE.

                The shares represented by this Proxy will be voted in the manner directed. In the absence of any direction, the shares will be voted FOR approval of the amendment to the Company's Amended and Restated Certificate of Incorporation.

                Dated: _______________________________________, 2003

                --------------------------------------------------

                --------------------------------------------------
                                    Signature(s)

                (Signature(s) should conform to names as registered. For jointly owned shares, each owner should sign. When signing as attorney, executor, administrator, trustee, guardian or officer of a corporation, please give full title).


                         PLEASE MARK AND SIGN ABOVE AND
                                RETURN PROMPTLY.





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